Exhibit 10.33

PERSONAL GUARANTY

This PERSONAL GUARANTY (this “Agreement”), dated as of March 6, 2014, is made by and between DOUGLAS J. VON ALLMEN, an individual residing in the State of Florida (the “Guarantor”), and LIQUID HOLDINGS GROUP, INC., a Delaware corporation (the “Borrower”).

RECITALS

WHEREAS, Borrower has entered into a Revolving Promissory Note, dated February 26, 2014, with Brian Ferdinand (“Ferdinand”) as lender thereunder (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Promissory Note”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Promissory Note);

WHEREAS, Guarantor is a substantial shareholder of Borrower and acknowledges that he will derive substantial direct and indirect benefits from the transactions contemplated by the Promissory Note; and

WHEREAS, Borrower has asked Guarantor to guarantee the funding of Loans made pursuant to the Commitment under the Promissory Note;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.	Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Borrower, as primary obligor and not merely as surety, the funding of Loans pursuant to the Commitment under the Promissory Note (such obligation being referred to collectively as the “Obligations”). Notwithstanding anything contained herein to the contrary, the aggregate amount of the Obligations of the Guarantor hereunder at any time shall not exceed $3,750,000.00. The Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing this Agreement or affecting the rights and remedies of the Borrower hereunder.

2.	Agreement to Pay; Subrogation. If Ferdinand fails to pay any Obligation when and as due, the Guarantor agrees to promptly pay the amount of such unpaid Obligation to the Borrower on the terms and conditions set forth in the Promissory Note. Upon payment by the Guarantor of any sums to the Borrower as provided herein, Guarantor shall take by subrogation all of Ferdinand’s rights under the Promissory Note with respect to the Loan made thereunder that has been funded by Guarantor.

3.	Guaranty Fee. The Borrower agrees to pay to the Guarantor a guaranty fee equal to the commitment fee under the Promissory Note, payable on the same terms as such commitment fee is paid.

4.	Amendments. No term or provision of this Agreement may be waived, amended, supplemented or otherwise modified except in a writing signed by the parties hereto.

5.	Notices. All notices and other communications under this Agreement shall be in writing (including by facsimile, e-mail or other similar electronic formats) and shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

If to Borrower, to it at:

Liquid Holdings Group, Inc.

800 Third Avenue, 38th Floor

New York, NY 10022
Attention: General Counsel
Fax: (212) 293-2472

E-mail: legal@liquidholdings.com

If to the Holder, to him at:

Douglas J. Von Allmen

9 Isla Bahia Drive

Ft. Lauderdale, FL 33316

6.	Continuing Guaranty. This Agreement is a continuing guaranty and shall remain in full force and effect until the Commitment under the Promissory Note has been terminated; and shall be binding on the Guarantor, its successors and assigns.

7.	Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.	Choice of Forum. Each of the parties hereby irrevocably and unconditionally:

8.1.	submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

8.2.	consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

8.3.	agrees that service of process in any such action or proceeding may be effected by providing notice in the manner set forth in Section 4;

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8.4.	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

8.5.	waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7 any special, exemplary, punitive or consequential damages.

9.	Complete Agreement. This Agreement is intended by the parties hereto as a final expression of their agreement regarding the subject matter hereof and contains a complete and exclusive statement of the terms and conditions of such agreement.

10.	Headings. The Section headings used in this Agreement are for convenience of reference only and shall not affect the construction hereof.

11.	Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction.

12.	Limitation of Liability, Etc.; Certain Waivers. No claim shall be made by Borrower against Guarantor or the affiliates, employees or agents of Guarantor for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower, on behalf of itself and its subsidiaries, waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.	WAIVER OF TRIAL BY JURY. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

DOUGLAS J. VON ALLMEN		LIQUID HOLDINGS GROUP, INC.

/s/ Douglas J. Von Allmen	By:	/s/ Kenneth Shifrin
Name: Kenneth Shifrin
Title: CFO

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